Exhibit 3(b)
FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplement”) is effective as of the 12th day of August 2021, by and between Red Oak Capital Fund V, LLC, a Delaware limited liability company (the “Issuer”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Issuer and the Trustee entered into that certain Indenture dated as of July 31, 2020 (the “Original Indenture”) pursuant to which the Trustee agreed to serve as trustee under the Original Indenture, as more particularly described in the Original Indenture for the consideration specified therein.

B. The Issuer and Trustee desire to amend the Original Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this First Supplement as if fully set forth herein.

2. Section 1.01. The Original Indenture is hereby revised by adding the following definitions:

“B Bonds” are a series of Bonds authorized for issuance under the Indenture, the form of which is attached to this Indenture as Exhibit A-3.

“B R-Bonds” are a series of Bonds authorized for issuance under the Indenture, the form of which is attached to this Indenture as Exhibit A-4.

3. Section 1.01. The Original Indenture is hereby revised by replacing the definition of “Bonds” in its entirety and replaced with the following, as applicable:

“Bonds” means any debt security authorized, authenticated and delivered under this Indenture, together with all classes, sub-classes, series and sub-series of any such securities. As of the date of this Indenture, as amended, the only Bonds available for issuance hereunder were A Bonds, A R-Bonds, B Bonds and B R-Bonds.

4. The Original Indenture is hereby revised by replacing any reference to “Series A Bonds” to “A Bonds” and any reference to “Series A R-Bonds” to “A R-Bonds.”

5. All A Bonds issued as of the date hereof shall be amended as follows: (i) all references to “Series A Bonds” shall be replaced with “A Bonds” and (ii) Section 1(a) of such Bonds shall be revised according to the changes set forth below:

The Company promises to pay interest on the principal amount of the ~~Series~~ A Bonds at 7.50% per annum from the date of issuance, up to but not including, ~~the earlier of: (i)~~ December 31, 2026 ~~or (ii) the second anniversary of the termination of the offering~~ (the “Maturity Date”), ~~in each case,~~ subject: (y) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (z) any renewal of the ~~Series~~ A Bonds as prescribed in the Indenture. Any such renewal of a ~~Series~~ A Bond will be for a term of five years. The Company will pay interest due on the ~~Series~~ A Bonds on the Interest Payment Dates. Interest on the ~~Series~~ A Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the ~~Series~~ A Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

6. All A R-Bonds issued as of the date hereof shall be amended as follows: (i) all references to “Series A R-Bonds” shall be replaced with “A R-Bonds” and (ii) Section 1(a) of such Bonds shall be replaced in its entirety according to the changes set forth below:

The Company promises to pay interest on the principal amount of the ~~Series~~ A R-Bonds at 7.50% per annum from the date of issuance, up to but not including, ~~the earlier of: (i)~~ December 31, 2026 ~~or (ii) the second anniversary of the termination of the offering~~ (the “Maturity Date”), ~~in each case,~~ subject: (y) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (z) any renewal of the ~~Series~~ A R-Bonds as prescribed in the Indenture. Any such renewal of a ~~Series~~ A R-Bond will be for a term of five years. The Company will pay interest due on the ~~Series~~ A R-Bonds on the Interest Payment Dates. Interest on the ~~Series~~ A R-Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the ~~Series~~ A R-Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

7. Exhibit A. The Original Indenture is hereby revised by:

a.
replacing Exhibit A-1 to the Original Indenture with Exhibit A-1 to this First Supplement;

b.
replacing Exhibit A-2 to the Original Indenture with Exhibit A-2 to this First Supplement;

c.
adding the Form of B Bond, attached as Exhibit A-3 to this First Supplement, as Exhibit A-4 to the Original Indenture; and

d.
adding the Form of Series B R-Bond, attached as Exhibit A-4 to this First Supplement, as Exhibit A-4 to the Original Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this First Supplement as of the 12th day of August 2021.

Issuer:

Red Oak Fund V, LLC a Delaware limited liability company

By:	/s/ Gary Bechtel
Gary Bechtel
Authorized Signatory

Trustee:

UMB BANK, N.A., a national banking association

By:	/s/ Lara Stevens
Lara Stevens
Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A-1

Form of A Bond

Exhibit A-2

Form of A R-Bond

Exhibit A-3

Form of B Bond

Exhibit A-4

Form of B R-Bond